Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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Milan

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Re: Registration Statement No. 333-219186

Ladies and Gentlemen:

We have acted as special counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), ONEOK Partners, L.P., a Delaware limited partnership (“ONEOK Partners”), and ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership (“ONEOK Partners Intermediate” and, together with ONEOK Partners, the “Guarantors”), in connection with the issuance by the Company of $400,000,000 aggregate principal amount of its 2.200% Senior Notes due 2025 (the “2025 Notes”), $850,000,000 aggregate principal amount of its 3.100% Senior Notes due 2030 (the “2030 Notes”) and $400,000,000 aggregate principal amount of its 4.500% Senior Notes due 2050 (the “2050 Notes” and, together with the 2025 Notes and the 2030 Notes, the “Notes”) and the guarantee of the Notes (the “Guarantee” and, together with the Notes, the “Securities”) by the Guarantors, under the Base Indenture dated as of January 26, 2012, as amended and supplemented (the “Base Indenture”), by and among the Company and U.S. Bank National Association, as trustee (the “Trustee”), as further supplemented by the Thirteenth Supplemental Indenture, dated as of March 10, 2020 (the “Thirteenth Supplemental Indenture”), the Fourteenth Supplemental Indenture, dated as of March 10, 2020 (the “Fourteenth Supplemental Indenture”), and the Fifteenth Supplemental Indenture, dated as of March 10, 2020 (the “Fifteenth Supplemental Indenture” and, together with the Thirteenth Supplemental Indenture and the Fourteenth Supplemental Indenture, the “Supplemental Indentures” and, the Base Indenture as so supplemented, the “Indenture”) and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 6, 2017 (Registration No. 333-219186) (as so filed, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

March 10, 2020

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the general partners of each of the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the underwriting agreement, dated March 5, 2020, among the Company, the Guarantors and Barclays Capital Inc., Deutsche Bank Securities Inc., Mizuho Securities USA LLC and TD Securities (USA) LLC, as representatives of the several underwriters named therein, the Securities will have been duly authorized by all necessary limited partnership action of the Guarantors, and will be legally valid and binding obligations of the Guarantors, enforceable against the Company and the Guarantors in accordance with their terms.

Our opinion is subject to:

(a)	the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(b)

the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

(c)

the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(d)

we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses contained in Section 515 of the Base Indenture and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a

March 10, 2020

surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiv) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Securities (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 10, 2020 and to the reference to our firm contained in the Prospectus under the heading “Legal.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP